Exhibit 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE
CEO Approval ____________
For Further Information Contact:
Michael O. Moore
Executive Vice President
Chief Financial Officer
704-551-7201

CATO REPORTS 2003 RESULTS WITH EPS DOWN 25%
4Q EPS of $.26 in Line with Previous Guidance
Provides 2004 Outlook

Charlotte, N.C. (March 16, 2004) – The Cato Corporation (NYSE: CTR) today reported net income for the year ended January 31, 2004 of $31.4 million or $1.33 per diluted share compared to net income of $45.8 million or $1.77 per diluted share for the year ended February 1, 2003, a net income decrease of 31% and an earnings per diluted share decrease of 25%. Sales for 2003 were $731.8 million as compared to 2002 sales of $732.7 million. For the year, total sales were flat and comparable store sales decreased 7%.

For the fourth quarter ended January 31, 2004, net income was $5.4 million or $.26 per diluted share compared to net income of $9.8 million or $.38 per diluted share for the fourth quarter ended February 1, 2003, a net income decrease of 45% and an earnings per diluted share decrease of 32%. Earnings for the quarter were in line with the Company’s previously published estimate. Sales for the fourth quarter were $193.1 million, as compared to sales of $191.0 million for the fourth quarter last year. Total sales for the fourth quarter increased 1% and comparable store sales decreased 5%.

“Although earnings declined in 2003 due to negative comparable store sales, the Company delivered net income of $31.4 million,” said John Cato, Chairman, President and Chief Executive Officer. “ We repurchased a large block of controlling shares at a favorable price. We opened 87 new stores, continued investing in systems for greater efficiency throughout our business, and implemented several initiatives that we believe will reduce our cost structure going forward.”

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

2003 HIGHLIGHTS

In 2003, gross margin decreased 180 basis points to 30.5% of sales; selling, general and administrative expenses increased 70 basis points to 23.8% of sales; and net income decreased to 4.3% of sales. The Company’s earnings include an after-tax charge of $1.8 million ($2.8 million pre-tax) or $.08 per diluted share related to previously announced retirement agreements with the Company’s founders. The Company ended the year with cash and short-term investments of $71.4 million, a decrease of $35.5 million from last year. The cash decrease was primarily a result of $68.3 million used for the repurchase of Company stock.

During 2003, the Company:

•	Returned $14.5 million in dividends to shareholders. The Company’s annualized dividend of $.64 per share increased 7% in 2003, representing a yield of approximately 3% at the current share price;

•	Repurchased 5.1 million shares of Class B Common stock from its founders at a 10% discount to the pre-announcement market price, a 20% reduction in outstanding shares;

•	Repurchased 165,000 Class A Common shares at an average per share cost of $16.61. The Company currently has 1,162,050 authorized shares remaining in its repurchase program;

•	Opened 87 stores, relocated 28 stores and closed seven stores;

•	Continued its geographic expansion and opened stores in two new states;

•	Increased capacity of the existing distribution center to serve 2,000 stores;

•	Continued to leverage the product development and direct sourcing functions; and

•	Implemented a number of new expense reduction initiatives.

2004 OUTLOOK

The Company’s goal of increasing net income and dividends by 10% annually over the long term remains unchanged. In 2004, the Company anticipates a continued challenging economic environment in many of its markets. The Company estimates 2004 earnings per diluted share to be in the range of $1.44 to $1.64, an increase of 8% to 23%, and 2004 net income to be in the range of $30.4 to $34.5 million, a 3% decrease to a 10% increase.

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

•	The Company is projecting first quarter earnings per diluted share to be in the range of $.80 to $.86, an increase of 18% to 26%, and net income in the range of $16.8 million, or a 4% decrease, to $18.1 million, or a 4% increase, over comparable results for the first quarter of 2003.

•	Comparable store sales are estimated to range from a decline of 2% to an increase of 2% over the comparable first quarter and yearly results.

•	The Company expects to open 90 new stores during the year. The Company’s estimate reflects the impact of closing 10 stores by year-end. At this time, no stores have been identified for closure.

•	Capital expenditures are projected to be $33 million, including $16 million for store development and $7 million for technology.

•	Depreciation is expected to be $21.7 million for the year.

•	The effective tax rate is expected to be 36% to 37%.

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions: “Cato” and “It’s Fashion!”. The Company primarily offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, every day. As of February 28, 2004, the Company operated 1,102 stores in 28 states, compared to 1,025 stores in 26 states as of March 1, 2003. Additional information on The Cato Corporation is available at www.catocorp.com.

     Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected savings from cost reduction initiatives and all statements in the paragraph and bullet points that appear under the heading “2004 Outlook,” including statements regarding the Company’s expected financial results and other operating statistics for the first quarter or the full year of fiscal 2004, are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand, and other factors that may be discussed from time to time in the Company’s reports on Form 10-K, 10-Q or 8-K filed with, or furnished to, the SEC. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED JANUARY 31, 2004 AND FEBRUARY 1, 2003
(Dollars in thousands, except per share data)

	Quarter Ended				Twelve Months Ended

	January 31,	%	February 1,	%	January 31,	%	February 1,	%
	2004	Sales	2003	Sales	2004	Sales	2003	Sales

REVENUES
Retail sales	$193,077	100.0%	$191,008	100.0%	$731,770	100.0%	$732,742	100.0%
Other income (principally finance, late fees and layaway charges)	3,858	2.0%	3,889	2.0%	15,497	2.1%	15,589	2.1%

Total revenues	196,935	102.0%	194,897	102.0%	747,267	102.1%	748,331	102.1%

GROSS MARGIN (Memo)	52,847	27.4%	55,165	28.9%	223,369	30.5%	236,397	32.3%
COSTS AND EXPENSES, NET
Cost of goods sold	140,230	72.6%	135,843	71.1%	508,401	69.5%	496,345	67.7%
Selling, general and administrative	43,383	22.5%	38,937	20.4%	174,202	23.8%	168,914	23.1%
Depreciation	4,969	2.6%	4,409	2.3%	18,695	2.6%	14,913	2.0%
Interest and other income, net	(92)	-0.1%	272	0.1%	(3,308)	-0.5%	(3,680)	-0.5%

Cost and expenses, net	188,490	97.6%	179,461	93.9%	697,990	95.4%	676,492	92.3%

Income Before Income Taxes	8,445	4.4%	15,436	8.1%	49,277	6.7%	71,839	9.8%
Income Tax Expense	3,066	1.6%	5,588	2.9%	17,888	2.4%	26,006	3.5%

Net Income	$5,379	2.8%	$9,848	5.2%	$31,389	4.3%	$45,833	6.3%

Basic Earnings Per Share	$0.26		$0.39		$1.35		$1.80

Basic Weighted Average Shares	20,545,519		25,550,677		23,240,581		25,465,543

Diluted Earnings Per Share	$0.26		$0.38		$1.33		$1.77

Diluted Weighted Average Shares	20,890,840		25,961,237		23,651,419		25,947,457

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 31,	February 1,
	2004	2003
	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$23,857	$32,065
Short-term investments	47,545	74,871
Accounts receivable — net	52,714	54,116
Merchandise inventories	97,292	93,457
Other current assets	5,992	6,382

Total Current Assets	227,400	260,891
Property and Equipment — net	114,367	113,307
Other Assets	9,806	9,212

TOTAL	$351,573	$383,410

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$114,492	$98,282
Noncurrent Liabilities	21,470	14,964
Long Term Debt	21,500	0
Stockholders’ Equity	194,111	270,164

TOTAL	$351,573	$383,410

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